Exhibit 99.1

BLOOMINGDALE, Illinois – July 26, 2019 – PCTEL, Inc. (Nasdaq: PCTI) announced today the declaration of its regular quarterly dividend of $0.055 per share on its common stock. This dividend will be payable on August 15, 2019 to shareholders of record at the close of business on August 8, 2019.

The Company believes its 2019 dividend payments will be a return of capital for U.S. income tax purposes. See IRS Form 8937 posted on the Company’s website at http://investor.pctel.com/stock-information/dividends-IRSforms.

About PCTEL

PCTEL, Inc. is a leading global supplier of antennas and wireless network testing solutions. Founded in 1994, we are currently celebrating our 25th anniversary. PCTEL’s precision antennas are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (IIoT). We offer in-house design, testing, radio integration, and manufacturing capabilities for our customers. PCTEL’s test and measurement tools improve the performance of wireless networks globally, with a focus on LTE, public safety, and emerging 5G technologies. Network operators, neutral hosts, and equipment manufacturers rely on our scanning receivers and testing solutions to analyze, design, and optimize their networks.

For more information, please visit our website at https://www.pctel.com/.

Company Contact

Michael Rosenberg

Director of Marketing

PCTEL, Inc.

(301) 444-2046

public.relations@pctel.com

Investor Relations Contact

Phillip Kupper

Three Part Advisors, LLC

(817) 778-8339

Pkupper@threepa.com

PCTEL is a registered trademark of PCTEL, Inc. © 2019 PCTEL, Inc. All rights reserved.